Exhibit 10.3
AXOVANT SCIENCES, INC.
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into as of November 4, 2019, by and between Gavin Corcoran (the “Executive”) and Axovant Sciences, Inc. (the “Company”).
RECITALS
A.    The Company desires the association and services of Executive and Executive’s skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.
B.    Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.
C.    This Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements between Executive and the Company or any predecessor thereof.
AGREEMENT
In consideration of the foregoing, the parties agree as follows:
1.EMPLOYMENT BY THE COMPANY.
1.1    Position; Duties. Subject to the terms and conditions of this Agreement, Executive shall hold the position of Executive Vice President, Research and Development. Executive’s activities and duties shall be as directed by the Company’s Chief Executive Officer (“the CEO”). Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement; provided, however, that Executive may devote reasonable periods of time to (a) serving on the board of directors of other corporations subject to the prior approval of the CEO, and (b) engaging in consulting, charitable or community service activities, so long as none of the foregoing additional activities materially interfere with Executive’s duties under this Agreement. Executive shall report to the CEO.
1.2    Service to Affiliates. It is understood and agreed that Executive’s duties may include providing services to or for the benefit of the Company’s affiliates, including, but not limited to, Axovant Gene Therapies, Ltd. (the “Parent”) and Axovant Sciences GmbH (“ASG”), pursuant to that certain Services Agreement by and between Parent, ASG and the Company effective as of December 13, 2016 (as subsequently amended) or otherwise. It is understood that any services performed by the Executive for any affiliate or Parent shall be treated for all purposes as if the Executive had performed said services for the Company pursuant to, in accordance with and subject to the terms and conditions of this Agreement. Executive further acknowledges and agrees that if Executive performs any work for an affiliate or Parent, such affiliate or Company will be considered an assignee of the benefits of this Agreement, regardless of whether the affiliate or Parent has executed any documents evidencing the same. Notwithstanding the foregoing, at all times during the Term of this Agreement, Executive will remain employed solely by the Company.

1.3    Employment Period; “At-Will” Employment; Notice. Executive’s employment with the Company pursuant to this Agreement shall be “at will,” and either the Company or Executive may terminate the employment relationship at any time in accordance with the provisions of Section 4. The period during which Executive is in fact employed by the Company pursuant to this Agreement shall constitute the “Employment Period” hereunder. Executive’s commencement of employment hereunder shall be November 4, 2019 (the “Start Date”). Executive agrees to provide the Company with at least three (3) months’ advance written notice of the Executive’s intention to resign from employment (except for a resignation for Good Reason (as defined below), in which case such procedure shall be governed by the terms set forth in the definition of Good Reason). Upon notice of resignation for any reason, the Company reserves the right to separate Executive effective immediately upon receipt of such notice or at any time during the notice period, in which case the separation will be governed by Section 4.2 (except for a resignation for Good Reason (as defined below), in which case such procedure shall be governed by the terms set forth in Section 4.1).
1.4    Location. Executive shall work generally from the Company’s offices in New York City. Executive may work from remote locations, provided it does not interfere with the successful performance of Executive’s duties. Executive understands that Executive’s duties may require periodic business travel.
1.5    Policies and Procedures. The employment relationship between the parties shall be governed by this Agreement and by the policies and practices established by the Company, Parent and/or their respective Board of Directors. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall govern and control.
1.6    Exclusive Employment; Agreement not to Participate in Company’s Competitors. Subject to Sections 1.1 and 1.2 above, except with the prior written consent of the Company’s CEO, Executive will not during employment with the Company undertake or engage in any other employment, occupation or business enterprise. During Executive’s employment, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company. Ownership by Executive in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or, an investment of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section.
2.    COMPENSATION AND BENEFITS.
2.1    Salary. The Company shall pay Executive a base salary at the annualized rate of $425,000 (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary shall be pro-rated for any partial year of employment on the basis of a 365-day year. The Base Salary may be adjusted from time to time in the Company’s discretion.

2.2    Performance Bonus. Each fiscal year, Executive will be eligible to earn an additional cash bonus with a target of fifty percent (50%) of Executive’s Base Salary, based on the Board’s assessment of Executive’s individual performance and overall Company performance, which such performance metrics shall be determined by the CEO and Executive and which shall be in accordance with the terms of the Company’s annual bonus plan under which the senior executives of the Company are eligible to earn an annual bonus. In order to earn and receive the bonus, Executive must remain employed by the Company through and including the bonus payout date, which will be on or before April 30 of the year following the year for which it is paid. The determination of whether Executive has earned a bonus and the amount thereof shall be determined by the Board (and/or a committee thereof) in its sole discretion. The Company reserves the right to modify the bonus criteria from year to year. Within 30 days following a Change in Control (as defined below), the Company shall pay to Executive a pro-rated bonus (based on the higher of target or actual achievement of pro-rata performance targets for the number of days that have elapsed in such fiscal year as of the Change in Control) and with the bonus amounts to be the pro-rated portion of a full annual bonus based on the number of days that have elapsed in such fiscal year as of the Change in Control.
2.3    Equity. Executive’s current equity grants will continue to be subject to the terms of Parent’s 2015 Equity Incentive Plan (the “Plan”).  The Executive will also be eligible for additional discretionary periodic or annual equity incentive grants based upon the Executive’s performance as well as business conditions at the Company and in any event on a basis no less favorable than that provided to other senior Company executives from time to time.
2.4    Benefits and Insurance. Executive shall, as appropriate and in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company employees (including but not limited to being named as an officer for purposes of the Company’s Directors & Officers Insurance). The Company reserves the right to modify, add or eliminate benefits from time to time.
2.5    Vacation, Sick, and Holiday Pay. The Executive shall be entitled to vacation, sick leave, and holidays in accordance with, and subject to the accrual caps and other limitations as set forth in, the policies and practices of the Company that may exist from time to time.
2.6    Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting Executive’s duties hereunder, pursuant to the Company’s usual expense reimbursement policies. Reimbursement will be made as soon as practicable following receipt from Executive of reasonable documentation supporting said expenses.
3.    PROPRIETARY INFORMATION OBLIGATIONS.
As a condition of initial and continued employment, Executive agrees to execute and abide by the Company’s Employee Non-Disclosure and Inventions Assignment Agreement (“NDA”). Executive shall at all times remain subject to the terms and conditions of such NDA, and nothing in this Agreement shall supersede, modify or affect Executive’s obligations, duties and responsibilities thereunder.

4.    TERMINATION OF EMPLOYMENT.
4.1    Termination Without Cause Or Resignation For Good Reason.
(a)    If Executive’s employment with the Company is terminated without Cause or Executive resigns for Good Reason, in either case, prior to a Change in Control or more than twelve (12) months following a Change in Control, then the Company shall pay Executive any earned but unpaid Base Salary accrued through the date of termination, at the rates then in effect, less standard deductions and withholdings. In addition, if Executive furnishes to the Company an executed waiver and release of claims in a form to be provided by the Company, which may include an obligation for Executive to provide reasonable transition assistance (the “Release”) that is non-revocable prior to the Release Date, and if Executive allows such Release to become effective in accordance with its terms, then the Executive shall receive the following benefits:
(i)    The Company shall pay Executive an amount equal to one (1) times the sum of the Executive’s then current Base Salary (without regard to any reduction in Base Salary that would otherwise constitute Good Reason), the pro-rated amount of Executive’s annual target bonus (as determined under Section 2.2 above, prior to any reduction in such annual target bonus opportunity that otherwise constitutes Good Reason, if applicable) in respect of the fiscal year in which the termination of employment occurs, and any unpaid annual bonus amount with respect to the fiscal year ended prior to the termination of Executive’s employment. Said amount shall be paid to Executive in a single lump sum on the next normal payroll cycle following the date that is ten (10) days following the Release Date and will be subject to required withholding; and
(ii)    If Executive is eligible for and timely elects COBRA continuation coverage, the Company will reimburse COBRA premiums for the first twelve (12) months of COBRA coverage; provided, however, that if Executive ceases to be eligible for COBRA or becomes eligible to enroll in the group health insurance plan of another employer, Executive will immediately notify the Company and the Company’s obligation to provide the COBRA premium benefits shall immediately cease. Further, notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on Executive’s behalf, the Company will pay Executive on a monthly basis a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding. This payment may be, but need not be, used by Executive to pay for COBRA premiums.
(b)    If Executive’s employment with the Company is terminated without Cause or Executive resigns for Good Reason, in either case, upon or on or before the twelve-month anniversary of a Change in Control (but not before a Change in Control), then the Company shall pay Executive any earned but unpaid Base Salary accrued through the date of termination, at the rates then in effect, less standard deductions and withholdings. In addition, if Executive furnishes to the Company an executed Release that is non-revocable prior to the Release Date, and if Executive allows such Release to become effective in accordance with its terms, then the Executive shall receive the following benefits:
(i)    The Company shall pay Executive an amount equal to 1.5 times the sum of the Executive’s then current Base Salary (without regard to any reduction in Base Salary that would otherwise constitute Good Reason), the full amount of Executive’s annual target bonus (as determined under Section 2.2 above, prior to any reduction in such annual target bonus opportunity that otherwise constitutes Good Reason, if applicable) in respect of the fiscal year in which the termination of employment occurs, and any unpaid annual bonus amount with respect to the fiscal year ended prior to the termination of Executive’s employment. Said amount shall be paid to Executive in a single lump sum on the next normal payroll cycle following the date that is ten (10) days following the Release Date and will be subject to required withholding; and

(ii)    If Executive is eligible for and timely elects COBRA continuation coverage, the Company will reimburse COBRA premiums for the first eighteen (18) months of COBRA coverage; provided, however, that if Executive ceases to be eligible for COBRA or becomes eligible to enroll in the group health insurance plan of another employer, Executive will immediately notify the Company and the Company’s obligation to provide the COBRA premium benefits shall immediately cease. Further, notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on Executive’s behalf, the Company will pay Executive on a monthly basis a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding. This payment may be, but need not be, used by Executive to pay for COBRA premiums.
4.2    Other Termination. If Executive resigns Executive’s employment at any time without Good Reason or Executive’s employment is terminated by the Company at any time for Cause or due to death or Disability, the Company shall pay Executive (or Executive’s estate) any Base Salary accrued through the date of such resignation or termination, at the rates then in effect, less standard deductions and withholdings. In addition, in the event of a termination due to death or Disability, Executive (or Executive’s estate) will be paid an amount equal to Executive’s target bonus amount for the year in which such resignation or termination occurs pro-rated to the date of such resignation or termination, and any unpaid annual bonus amount with respect to the fiscal year ended prior to the termination of Executive’s employment. The Company shall thereafter have no further obligations to Executive, except as may otherwise be required by law.
4.3    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)    “Cause” shall mean the occurrence of any of the following, the Executive’s: (i) conviction of, or plea of no contest to, any felony or any crime involving moral turpitude or dishonesty, (ii) participation in a fraud against the Company, (iii) willful and material breach of the Executive’s duties and obligations under this Agreement or any other agreement between the Executive and the Company or its affiliates that has not been cured (if curable) within thirty (30) days after receiving written notice from the Board of such breach, (iv) engagement in conduct that causes or is reasonably likely to cause material damage to the Company’s property or reputation, (v) material failure to comply with the Company’s Code of Conduct or other material policies, or (vi) violation of any law, rule or regulation (collectively, “Law”) relating in any way to the business or activities of the Company or its subsidiaries or affiliates, or other Law that is violated during the course of the Executive’s performance of services hereunder that results in the Executive’s arrest, censure, or regulatory suspension or disqualification, including, without limitation, the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a), or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities. For purposes of this Agreement, no act or failure to act, on the part of Executive, will be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company.
(b)    “Disability” shall mean the Executive’s inability to perform Executive’s duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period.

(c)    “Good Reason” for Executive to resign Executive’s employment hereunder shall mean the occurrence of any of the following events without Executive’s consent: (i) a material reduction by the Company of Executive’s Base Salary below that Base Salary as set as of the time of the reduction, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive team compensation, such reduction shall not constitute Good Reason provided that it is a reduction of a proportionally like amount or percentage affecting the entire executive team; (ii) a material breach of this Agreement by the Company; (iii) relocation of Executive’s primary work location to a location that increases Executive’s one-way commute by more than fifty (50) miles as compared to Executive’s then current primary work location immediately prior to such relocation; or (iv) a material reduction in Executive’s duties, authority, or responsibilities relative to Executive’s duties, authority, or responsibilities in effect immediately prior to such reduction, without limiting the foregoing, including a change in the Executive’s reporting responsibilities so that Executive no longer reports directly to the CEO of the Company. Provided, however, that, any such resignation by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Executive voluntarily terminates Executive’s employment within thirty (30) days following the end of the Cure Period.
(d)    A “Change in Control” shall have the definition as set forth in the Plan.
(e)     “Release Date” shall mean the date that is fifty-five (55) days following the date of Executive’s termination.
4.4    Effect of Termination. Executive agrees that should Executive’s employment be terminated for any reason, Executive shall be deemed to have resigned from any and all positions with the Company, including, but not limited, to a position on the Board.
4.5    Section 409A Compliance.
(a)    It is intended that any benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), provided under Treasury Regulations Sections 1.409A-1(b)(4), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of a separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any payments or benefits that the Executive becomes entitled to under this Agreement on account of such separation from service are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such period, all payments deferred pursuant to this paragraph shall be paid in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred.

(b)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.
4.6    Section 280G.
(a)    If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control or other transaction (the “Transaction”) from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account the value of the noncompetition provision set forth in the NDA, all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to Executive as determined in this paragraph. If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata.
(b)    Notwithstanding the foregoing, in the event that no stock of the Company is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G of the Code) at the time of the Change in Control of the Company, the Company shall cause a vote of shareholders to be held to approve the portion of the Transaction Payments that exceeds three times Executive’s “base amount” (within the meaning of Section 280G of the Code) (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.280G-1, and Executive shall cooperate with such vote of shareholders, including the execution of any required documentation subjecting Executive’s entitlement to all Excess Parachute Payments to such shareholder vote. In the event that the Company does not cause a vote of shareholder to be held to approve all Excess Parachute Payments, the provisions set forth in Section 5.6(a) shall apply.
(c)    Unless Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and Executive as requested by the Company or Executive. Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.

5.    ARBITRATION.
Except as otherwise set forth below in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement or the Executive’s employment with the Company (collectively, “Disputes”), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of JAMS, as modified herein (“Rules”). The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Executive Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment. There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days of respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request JAMS to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days of the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to JAMS, which shall then select an arbitrator in accordance with the Rules. The place of arbitration be New York, New York. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without limitation, with respect to the NDA. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall: (a) have authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all administrative fees of JAMS in excess of $435 (a typical filing fee in court) and the arbitrator’s fees and expenses. Each party shall bear its or his/her own costs and expenses (including attorney’s fees) in any such arbitration and the arbitrator shall have no power to award costs and attorney’s fees except as provided by statute or by separate written agreement between the parties. In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void, leaving the remainder of this arbitration provision in full force and effect. The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties hereto, except as otherwise required by applicable law.
6.    GENERAL PROVISIONS.
6.1    Representations and Warranties.
(a)    The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity. The Executive represents and warrants that the Executive is not subject to any confidentiality, non-competition agreement or any other similar type of restriction that could restrict in any way the Executive’s hiring by the Company and the performance of the Executive’s expected job duties with the Company.

(b)    The Company and its affiliates do not wish to incorporate any unlicensed or unauthorized material, or otherwise use such material in any way in connection with, its and their respective products and services. Therefore, the Executive hereby represents, warrants and covenants that Executive has not and will not disclose to the Company or its affiliates, use in their business, or cause them to use, any information or material which is a trade secret, or confidential or proprietary information, of a third party, including, but not limited to, any former employer, competitor or client, unless the Company or its affiliates have a right to receive and use such information or material.
(c)    The Executive represents and warrants that the Executive is not debarred and has not received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities. The Executive understands and agrees that this Agreement is contingent on the Executive’s submission of satisfactory proof of identity and legal authorization to work in the United States, as well as verification of auditor independence.
6.2    Advertising Waiver. Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in which Executive’s name and/or pictures of Executive appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.
6.3    Miscellaneous. This Agreement, along with the NDA, constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer or member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, and to Executive’s and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

AXOVANT SCIENCES, INC.		ACCEPTED AND AGREED:

BY:	/s/ David Nassif	BY:	/s/ Gavin Corcoran
	David Nassif		Gavin Corcoran
	Chief Financial Officer		Executive Vice President, Research and Development

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